Exhibit 99.1

      IMMUNOMEDICS AND UCB ANNOUNCE WORLDWIDE DEVELOPMENT COLLABORATION AND
                       LICENSE AGREEMENT FOR EPRATUZUMAB

        - IMMUNOMEDICS WILL RECEIVE INITIAL PAYMENTS TOTALING 38 MILLION
                                 U.S. DOLLARS -

    MORRIS PLAINS, N.J. and BRUSSELS, Belgium, May 10 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing therapeutic monoclonal antibodies, and UCB (Euronext Brussels: UCB), a leading global biopharmaceutical company, today announced a collaboration and license agreement for Immunomedics' lead product, epratuzumab. The agreement grants UCB the exclusive worldwide rights to develop, market and sell epratuzumab for all autoimmune disease indications. Epratuzumab's most advanced program is for the treatment of Systemic Lupus Erythematosus (SLE): it has been granted FDA Fast Track designation and is currently undergoing two phase III clinical trials.

    Immunomedics will receive initial cash payments totaling, before fees, 38 million U.S. dollars over the next ten business days and could receive potential milestone payments of up to 145 million U.S. dollars in cash and 20 million U.S. dollars in equity investments, depending on geography approval and approval in different indications over several years. In addition to receiving royalties on sales, Immunomedics could also receive sales bonuses upon reaching certain sales target levels.

    "We are excited to collaborate with UCB, since they have demonstrated leadership in the development of monoclonal antibodies. We believe that they are well suited to optimize the potential of epratuzumab in multiple autoimmune disease indications," commented Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics. "Furthermore, our business strategy of out-licensing compounds in late stage clinical development for markets with unmet medical needs fits exceedingly well with UCB's focus on securing leading positions in severe disease categories through its successful worldwide marketing and sales organization. We look forward to bringing epratuzumab to patients with autoimmune disorders through this collaboration," she added.

    "We are pleased to enter into this collaboration with Immunomedics, a focused monoclonal antibody research and bio-manufacturing company. Epratuzumab is a promising molecule which we expect to complement our existing portfolio in autoimmune and inflammatory diseases. It offers a unique mechanism of action in targeting B-cells, which is very complementary to UCB's T-cell expertise. UCB plans to escalate activity in the ongoing Phase III studies, with timelines and milestones to be updated when fully integrated into our existing portfolio. The focus during our evaluation of epratuzumab was on autoimmune indications, driven by the very compelling clinical data in SLE, and our interest in furthering the molecule in this and other autoimmune diseases," said Melanie Lee, Executive Vice President, Research & Development of UCB.

    Under the terms of the agreement, UCB will assume all costs associated with current and future clinical development and commercialization of epratuzumab for the treatment of patients with SLE.

    About Epratuzumab

    Epratuzumab, a humanized monoclonal antibody against the CD22 marker expressed on activated B-cells, was developed and manufactured internally at Immunomedics, and is covered by worldwide patent estate. It is Immunomedics' lead product candidate being evaluated in two international pivotal Phase III ("Alleviate A and B") trials for the treatment of moderate and severe SLE. The FDA granted a Fast Track designation to the clinical development program for epratuzumab for the treatment of patients with SLE, following Immunomedics' completion of a Phase II trial.

    Epratuzumab has also demonstrated good safety, tolerability, and clinical activity in more than 340 patients with non-Hodgkin's lymphoma, resulting in reports published in The Journal of Clinical Oncology and Clinical Cancer Research. Three studies have been completed which indicate a potential value in combining epratuzumab with rituximab, an approved CD20 monoclonal antibody.

    About Systemic Lupus Erythematosus

    Systemic Lupus Erythematosus (SLE) is a complex systemic autoimmune disease of unknown etiology characterized by cellular and humoral defects, resulting in a breakdown of immunological tolerance and production of auto antibodies to a broad spectrum of nuclear antigens. Like other autoimmune diseases, genetic and environmental influences are thought to trigger disease. The clinical findings in SLE vary greatly and may begin abruptly with fever simulating acute infection or may develop over months or years with periodic episodes.

    Incidence of SLE is thought to vary between 24-65 cases per 100,000 people in the US and EU, although some reports from the USA suggest a much higher incidence. The disease has a gender bias and principally affects women (90%).

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel dock and lock platform technology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods.

    About UCB

    UCB (http://www.ucb-group.com ) is a leading global biopharmaceutical company dedicated to the research, development and commercialisation of innovative pharmaceutical and biotechnology products in the fields of central nervous system disorders, allergy/respiratory diseases, immune and inflammatory disorders and oncology - UCB focuses on securing a leading position in severe disease categories. Employing over 8,500 people in over 40 countries, UCB achieved revenue of 2.3 billion euro in 2005. UCB is listed on the Euronext Brussels Exchange with a market capitalisation of approximately 6.0 billion euro. Worldwide headquarters are located in Brussels, Belgium.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Immunomedics, Inc.                 UCB
    Dr. Chau Cheng                     Jean-Christophe Donck
    Associate Director                 Vice President
    Investor Relations &               Corporate Communications &
    Business Analysis                  Investor Relations
    (973) 605-8200, extension 123      +32.2.559.9346
    ccheng@immunomedics.com            jc.donck@ucb-group.com

SOURCE  Immunomedics, Inc.
    -0-                             05/10/2006
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis, of Immunomedics, Inc., +1-973-605-8200, ext. 123, ccheng@immunomedics.com; Jean-Christophe Donck, Vice President, Corporate Communications & Investor Relations, of UCB, +32-2-559-9346, jc.donck@ucb-group.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html/ /Web site: http://www.immunomedics.com
                http://www.ucb-group.com /
    (IMMU)